Exhibit 10.17

No:

COLOCATION FACILITIES AGREEMENT

This Colocation Facilities Agreement is made by and between Switch Communications Group L.L.C., a Nevada limited liability company (“Switch”) and the customer indicated in the signature block below (“Customer”). This Colocation Facilities Agreement is effective as of the date of Switch’s signature below (the “Effective Date”); provided that neither party shall he bound until both parties have signed.

1.	Services.

1.1 Definitions. “Agreement” means a collective reference to this Colocation Facilities Agreement and Exhibits hereto. “Colocation Space” means the colocation space described on a Service Order. “Colocation Services” means a collective reference to the Colocation Space together with associated power, cooling and other services to be provided by Switch pursuant to a Service Order (exclusive of Carrier Services). “Carrier Services” means a collective reference to internet, transport and other services provided by one or more third party telecommunications carriers (each a “Carrier”) which are resold to Customer by Switch or procured directly by Customer. “Customer Equipment” means the computer equipment, software, hardware and other materials placed by or for Customer in the Colocation Space, other than Switch equipment. Capitalized terms not defined herein have the meaning provided in the Service Order.

1.2 Service Orders. From time to time, the parties may execute Service Orders which reference this Agreement and this Agreement is hereby incorporated into such Service Orders. This Agreement shall govern over any inconsistent terms and conditions contained in a Service Order. For clarity, each Service Order is a separate and distinct agreement between Switch and Customer.

1.3 Commencement of Services. The “Commencement Date” for the Colocation Space and the Colocation Services shall be the earlier of: (i) the date Switch makes the Colocation Space available to Customer (which shall not be prior to the Target Service Commencement Date) or (ii) the date Customer places any Customer Equipment in the Colocation Space. The Commencement Date for Carrier Services shall be the date on which the Carrier Services are made available to Customer by the applicable Carrier.

2.	Colocation Space.

        2.1 License Grant. Starting on the applicable Commencement Date, Switch hereby grants Customer a limited, revocable (pursuant to Section 5.3) license to install and operate the Customer Equipment within the Colocation Space and for no other purpose.

2.2 Installation and Management. Customer will be solely responsible for the immediate removal from the Premises of all packaging materials (especially flammable materials) associated with the Customer Equipment and will maintain the Colocation Space in a clean, safe and orderly fashion. Customer must adhere to industry standards for cable management. Cables must be properly installed and either enclosed in cable management trays or in clean bundles for proper presentation and identification.

2.3 Location and Configuration. The Colocation Space is located within a t-sciftTM as described on Exhibit B and Customer agrees to abide by the engineering standards inherent in such a structure; including minimizing Customer’s carbon footprint by working with Switch to maintain a hot aisle temperature between 100° and 110°. The standard cabinet height for the t-scif is 79 inches (42U). All non-standard height cabinets will require a reasonable customization fee for installation within a thermal-scif. No cabinets above 90 inches will be allowed. Modifications to the Customer Equipment configuration within the Colocation Space require Switch’s prior written consent.

2.4 Customer Equipment. All Customer Equipment must be UL60950 compliant. The Colocation Space is not intended to provide the Special Requirements for an Information Technology Equipment Room as contemplated by ANSI/NFPA 70, Article 645 and NFPA 75. The Customer Equipment shall be listed and labeled under UL Standard 60950 or other standard reasonably acceptable to Switch. The Customer Equipment and its installation shall conform to the requirements contemplated by ANSI / NFPA 70, National Electric Code, Chapters 1 through 4. Customer shall not install Customer Equipment that requires the additional safeguards contemplated by ANSI /NEPA 70, Article 645 and NFPA 75.

2.5 Access. Customer will have access to the Colocation Space 24-hours a day, seven (7) days per week. All access to the Premises shall be in accordance with Switch’s security and access procedures which may be provided to Customer in writing upon request. Customer is responsible for any and all actions of Customer’s representatives, agents and persons escorted by or on behalf of Customer (collectively, “Customer Representatives”) while on the Premises. Switch may suspend access by any Customer Representative or other person to the Premises including the Colocation Space for security violations or in the event of an emergency. Switch shall promptly notify Customer in the event any such suspension occurs. Customer shall receive two access badges at no cost. Additional badges arc available for $100 each.

2.6 Smarthands Services. At Customer’s request, Switch may assist Customer in performing light duties or correcting minor problems with respect to the Customer Equipment. Customer agrees to pay Switch’s fees for such services.

        2.7 Removal of Customer Equipment. Customer will provide Switch with notice at least two (2) days before Customer desires to remove a significant piece of Customer Equipment from the Colocation Space so logistics may be arranged within the Premises. Before authorizing the removal of any significant Customer Equipment, Switch’s accounting department will promptly verify that Customer’s account is in good standing, provided such verification will not delay the removal of Customer Equipment.

2.8 Vacating the Colocation Space. In the event Customer continues its presence in the Colocation Space after the termination of the applicable Service Order or this Agreement, Customer agrees to be subject to all the terms and provisions of this Agreement during such occupancy period and to pay for such space an amount equal to twice the MRC due for the period immediately preceding termination of the

Switch Confidential Document: Intended for Designated Customer Only

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Service Order or this Agreement, unless and to the extent the delay is caused by Switch. No occupancy of the Colocation Space or payments of money by Customer after termination shall prevent Switch’s immediate recovery of the Colocation Space. Customer shall indemnify, defend and hold harmless Switch from and against any and all claims, actions, proceedings or demands made by other customers of Switch (each a “Claim’) and related Costs arising from or related to Customer’s failure to timely vacate the Colocation Space unless and to the extent the delay is caused by Switch.

2.9 Relocation of Customer Equipment. Switch shall not arbitrarily require Customer to relocate the Customer Equipment. However, upon prior notice of at least thirty (30) days, or in the event of an emergency, Switch may require Customer to relocate the Customer Equipment: provided that the relocation site shall afford comparable environmental conditions for space, power consumption, cooling and accessibility to the Customer Equipment. The reasonable direct costs of the relocation shall be borne by Switch unless the relocation is required to accommodate Customer’s requests. The Premises were designed to meet Uptime Institute’s Tier 4 standards for power throughputs. If Customer requires power in excess of these thresholds, then Customer shall comply with Switch’s request to move Customer to Switch’s higher density power data center at no cost to Switch.

2.10 Cross-Connections/Carrier Services. Upon request, Switch will provide Customer with a list of approved Carriers. Customer shall order all cross-connections from Switch. Such cross-connections are subject to Switch’s processes and procedures. All cross-connections shall be installed by Switch. Customer will notify the applicable Carrier and Switch when Customer desires to terminate or modify any cross-connections. Customer will be solely responsible for all payments due to the Carriers unless the Carrier Services are being provided through Switch, in which case payment shall be made to Switch. Customer acknowledges and agrees that the Carrier Services will be provided by one or more third party Carriers who are not under the control of Switch. Customer understands that Switch does not own or control any of the Carrier Services. Notwithstanding the foregoing, Switch is not responsible or liable for performance or non-performance of the Carriers even when resold by Switch except that Switch shall (a) be responsible for all actions or inactions with respect to the installation of cross-connections made by Switch or any third party acting on its behalf and (b) pass through any service credits provided to Switch by a Carrier pursuant to the applicable Carrier Service Level Agreement.

3.	Fees and Billing.

3.1 Recurring MRC. Customer agrees to pay the minimum Monthly Recurring Charges indicated on the Service Order and all other amounts indicated in this Agreement (collectively, the “MRC”).

3.2 Non-Recurring Charges. Non-Recurring Charges (“NRC”) are due and payable upon execution of the Service Order by Switch and Customer. Along with the NRC, Customer shall deliver to Switch a Security Deposit equal to one month’s MRC or such other amount as may be indicated on the Service Order, which will be promptly returned to Customer upon expiration or termination of this Agreement, or applied against the MRC then due. In the event Switch needs to utilize all or any part of the Security Deposit, Customer agrees to replenish the Security Deposit within five (5) business days. Switch will not have any obligation to perform under any Service Order unless and until Switch receives the NRC and the Security Deposit.

3.3 Timing of Payment. Switch shall invoice Customer monthly for MRC in advance, and Customer shall pay such within thirty (30) days after the invoice date. MRC and any other sums not paid within five (5) days after the due date are subject to an interest charge on the outstanding balance equal to the lower of one and one-half percent (1.5%) per month or the maximum allowable rate under applicable law. During the Service Commitment Period, MRC may increase by an amount not to exceed seven percent (7%) in any calendar year with at least sixty (60) days-notice to Customer. Power MRC may increase an additional amount to proportionately reflect increases in third party utility charges.

3.4 Bankruptcy/Insolvency. If Customer .fails to make any payments hereunder, or if a petition is brought by or against Customer under any state or federal insolvency law, Switch may modify the payment terms to secure Customer’s payment obligations before providing any additional services.

3.5 Taxes. NRC and MRC are exclusive of applicable taxes, duties and similar charges. Customer will be responsible for and will pay in full all such amounts (exclusive of income taxes payable by Switch), whether imposed on Switch or directly on Customer and that are set forth in an invoice submitted by Switch.

3.6 Service Credits. In the event of unavailability or failure of the Colocation Services, Customer will receive Service Credits as set forth in the Service Level Agreement (“SLA”) attached hereto as Exhibit A. Customer acknowledges and agrees that Customer’s sole and exclusive remedies regarding the unavailability or failure of’ the Colocation Services are those provided in the SLA and Section 5.3.

4.	Additional Responsibilities.

4.1 Customer Equipment. Customer has sole control and responsibility for installation, testing and operation of the Customer Equipment (including services not provided by Switch). In no event will the untimely installation or non-operation of Customer Equipment (including Off-Net Local Access when procured by Customer) relieve Customer of its obligation to pay MRC.

4.2 Customer’s End Users. As between Customer and Switch, Customer is solely responsible for providing its end users with customer service.

        4.3 Compliance with Law/AUP. Both Switch and Customer shall at all times fully comply with and faithfully carry out all laws, statutes, ordinances, regulations, promulgations and mandates of all duly constituted authorities applicable to the operations of their respective businesses, and any failure to do so shall constitute a default under this Agreement it’ not cured within the cure period set forth in Section 5 in which event the effected portion of this Agreement may be immediately terminated by either party by written notice delivered prior to the effect of a cure. Both Switch and Customer shall at all times maintain in good standing and effect all necessary and proper business licenses and other licenses and permits relating to its business operations. Customer acknowledges that Switch exercises no control over the content of the information passing through the Customer’s telecommunications network and that it is Customer’s sole responsibility to ensure that the information Customer transmits and receives complies with all applicable laws and regulations. Customer shall cooperate with any investigation by any governmental authority or Switch, and shall promptly rectify any illegal use, failure to do so will be in material breach of this Agreement. Customer’s use of the Colocation Space and operations therein shall comply with Switch’s and each Carrier’s then

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current Acceptable Use Policy (each an “AUP”). Switch’s AUP is available at www.switchnap.com and a current copy is attached as Exhibit C. Without limiting the foregoing or anything to the contrary, Switch acknowledges and agrees that Customer may, in connection with its business, send or transmit emails that involve commercial advertising or other informational announcements. Customer or its end customers will be solely responsible for any transmission of any material in violation of any law or regulation or that may otherwise violate the AUP. Any access made to other networks connected to the Switch Network must comply with the rules of the other network and the AUP.

5.	Term and Termination.

5.1 Term. This Agreement is effective as of the Effective Date and shall remain in effect until expiration of the last Service Order issued hereunder unless terminated earlier as set forth in this Section 5. The Service Commitment Period for a Service Order starts on the Service Commencement Date. Service Orders shall remain in effect for the Service Commitment Period, unless terminated earlier as set forth in this Section 5. After conclusion of the Service Commitment Period, unless Customer notifies Switch of its intent not to renew the Service Commitment Period, each Service Order shall automatically renew on a month-to-month basis unless, in Customer’s discretion, a new Service Commitment Period is established.

5.2 Conditions of Breach. A party is in breach of this Agreement if such party violates its obligations under this Agreement and such failure is not cured within thirty (30) clays after notice by the other party (excepting payment obligations which arc breached if not paid on the due date specified in Section 3.3).

5.3 Certain Remedies for Breach. If Customer is in breach of this Agreement and has failed to cure such breach within the cure period in Section 5.2, Switch may discontinue providing any or all of the Colocation Services and/or Carrier Services. Customer agrees to pay the expenses Switch may incur in collection efforts including any attorneys’ fees to the extent Switch is the prevailing party. Additionally, Switch reserves its rights in law and in equity, including the ability to collect the MRC for the balance of the Service Commitment Period (except to the extent Customer is terminating this Agreement due to Switch’s uncured breach). If Switch is in breach of this Agreement and has failed to cure such breach within the cure period in Section 5.2, then prior to Switch’s cure, Customer may terminate this Agreement and/or any applicable Service Order for Colocation Services at no penalty and pay only the MRC for such services through the termination date and receive a pro-rated refunded of any prepaid MRC.

        5.4 Service Commitment Period. Subject to Section 5.2 and 5.3, Service Orders are non-cancellable during the Commitment Period. As a material inducement for Switch to enter into this Agreement and each Service Order, Customer acknowledges, agrees and covenants that, subject to Section 5.2 and 5.3, (i) Customer is responsible for full payment of the services for the entire Commitment Period regardless of the portion of the services actually consumed; and (ii) termination of the Service Order or this Agreement (other than for breach by Switch) or suspension of services as permitted in this Agreement shall not relieve Customer of its obligation to pay the full MRC for the duration of Commitment Period (subject to any applicable Service Credits).

5.5 Network Protection. In the event of an emergency and to the extent necessary to protect the Switch Network or to remedy AUP violations, Switch may temporarily restrict or suspend Customer’s rights under this Agreement, including the Colocation Services and Carrier Services, without liability to Customer. Except in an emergency, Switch will notify Customer prior to any such restriction, or suspension and will notify Customer promptly when such restriction or suspension is no longer necessary. Subject to Section 11.1, suspension of Colocation Services and/or Carrier Services pursuant to this Section shall not be a violation of this Agreement or contribute towards Service Credits.

5.6 Effect of Termination. Upon termination of this Agreement: (i) Switch may immediately cease providing services; and (ii) all MRC will become immediately due and payable except as otherwise set forth in Section 5.3. In the event Customer has not removed the Customer Equipment as of the termination date, Switch may remove the Customer Equipment from the Colocation Space and place the Customer Equipment in storage at Customer’s risk and expense and/or, after providing Customer with at least thirty (30) days’ notice, dispose of the Customer Equipment.

6.	[Reserved.]

7. Insurance. At all times (i) each party shall maintain commercial general liability insurance of not less than $1,000,000 per occurrence; and (ii) worker’s compensation insurance at or greater than the minimum levels required by applicable law; and (iii) Customer shall also maintain (a) “all risk” personal property insurance reasonably estimated to cover the value of the Customer Equipment and (b) business loss and interruption insurance in an amount sufficient to compensate Customer and Customer’s end users for loss of the Colocation Services or the Carrier Services. Switch’s insurance policies do not provide coverage for Customer’s personal property. Customer shall provide policy endorsements upon request. Each party shall ensure that each policy required hereunder contains a waiver of subrogation provision for the benefit of the other party.

8.	Limitations of Liability.

8.1 Personal Injury. Each Customer Representative and any other person visiting the Premises does so at his or her own risk and Switch shall not be liable for any harm to such persons, except to the extent such harm arises out of Switch’s negligence or willful misconduct.

        8.2 Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER, OR ANY CUSTOMER REPRESENTATIVE, ANY THIRD PARTY OR OTHERWISE, FOR ANY INCIDENTAL, SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING LOST REVENUE, LOST PROFITS, DAMAGE TO CUSTOMER EQUIPMENT, LOSS OF TECHNOLOGY, LOSS OF DATA, NON-DELIVERIES, OR IN ANY WAY RELATED TO THE SERVICES OR ANY ASPECT OF CUSTOMER’S BUSINESS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT’ LIABILITY OR OTHERWISE.

NOTWITHSTANDING THE FOREGOING, THE ABOVE LIMITA’T’IONS WILL NOT APPLY TO ANY DAMAGES AWARDED TO A THIRD PARTY IN CONNECTION WITH EITHER PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER. IN NO EVENT WILL EITHER PARTY’S AGGREGATE LIABILITY ARISING FROM OR RELATED TO THIS AGREEMENT UNDER ANY THEORY OF LIABILITY EXCEED THE AMOUNT INVOICED AND, IN SWITCH’S CASE, PAID BY CUSTOMER FOR THE SERVICES WHICH ARE THE SUBJECT OF THE DISPUTE IN THE SIX (6) MONTHS IMMEDIATELY PRECEDING THE DATE ON WHICH THE SUBJECT CLAIM AROSE. THESE LIMITATIONS SHALL APPLY DESPITE THE FAILURE OF THE ESSENTIAL PURPOSE

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OF ANY REMEDY. THE PROVISIONS OF THIS SECTION SHALL NOT BE INTERPRETED TO REDUCE COMPENSATION WHICH IS OTHERWISE DUE TO SWITCH PURSUANT TO SECTION 5.4. •

9.	Indemnification.

9.1 Customer agrees and covenants to defend, indemnify and hold harmless Switch, its directors, officers, managers, members, employees, agents, affiliates and customers (collective with Switch, the “Switch Covered Entities” from and against any and all costs, expenses, damages, losses and/or liabilities (including attorney fees) (collectively, “Costs”) arising from or related to Claims made by or against any of the Switch Covered Entities alleging: (i) infringement or misappropriation of any intellectual property rights relating to the Customer Equipment or Customer’s use thereof: (ii) damage caused by or related to Customer’s operations, including any violation of Switch’s or any Carrier’s AUP (including the Anti-Spam Policy); (iii) any damage or destruction to the Colocation Space, the Premises, Switch equipment or to another Switch customer which damage is caused by or results from negligent or willful misconduct of Customer or any Customer Representative: (iv) any property damage or personal injury to any Customer Representative arising out of such individual’s negligent or willful misconduct: (v) any damage arising from or related to the Customer Equipment (except for Switch’s negligence or willful misconduct) (collectively, the “Switch Covered Claims”). In the event of a Switch Covered Claim, the Switch Covered Entity may select its own counsel to participate in the defense of such Claim. Customer will not settle a Switch Covered Claim in a manner that imposes liability or obligation upon a Switch Covered Entity.

9.2 Switch agrees and covenants to defend, indemnify and hold harmless Customer, its directors, officers, managers, members, employees, agents, and affiliates and customers (collectively, with Customer, the “Customer Covered Entities”) from and against any and all Costs arising from or related to third party Claims made against any of the Customer Covered Entities alleging (i) infringement or misappropriation of any intellectual property rights related to Colocation Services or (ii) personal injury to Customer or any Customer Representative to the extent arising out of Switch’s activities at the Premises (including due to its negligence or willful misconduct) or (iii) any damage or destruction to the Customer Equipment which damage is caused by or results from negligent or willful misconduct of Switch or anyone acting on Switch’s behalf (collectively, the “Customer Covered Claims”). In the event of a Customer Covered Claim, the Customer Covered Entity may select its own counsel to participate in the defense of such Claim. Switch will not settle a Customer Covered Claim in a manner that imposes liability or obligation upon a Customer Covered Entity.

        9.3 Notwithstanding any other provision of this Agreement, neither party shall be liable for any property damage except to the extent such damage results from the negligent or intentional acts or omissions of a party or its representatives and a party’s liability for any property damage, shall not exceed $100,000 in any occurrence.

10. Hazardous Materials. “Hazardous Materials” means any substance referred to, or defined in any law, as a hazardous material or hazardous substance (or other similar term). Customer will not knowingly cause or permit any Hazardous Materials to be brought upon, kept, stored, discharged, released or used in, under or about any portion of the Premises. Customer will cause all Hazardous Materials brought to the Premises by or on behalf of Customer to be removed from the Premises in compliance with all applicable laws. If Customer or its agents performs any act or omission which contaminates or expands the scope of contamination of the Premises then Customer will promptly, at Customer’s expense, take all investigatory and remedial actions necessary to fully remove and dispose of such Hazardous Materials and any contamination so caused in compliance with all applicable laws. Customer will also repair all damage to the Premises caused by such contamination and remediation.

11.	Miscellaneous Provisions.

11.1 Force Majeure. Neither party will be liable for any failure or delay in its performance under this Agreement due to any cause beyond its reasonable control, including acts of war, acts of God, earthquake, flood, embargo, riot, sabotage, labor shortage or dispute, governmental act or failure of the Carrier or the Internet. Switch will use its all commercially reasonable efforts to promptly mitigate and remedy any such failure or delay due to such force majeure events and will provide. Customer with notice describing the measures taken by Switch to remedy such failure or delay. In the event that either party is unable to remedy a delay due to a Force Majeure event within thirty (30) days from the initial occurrence of such delay, the other party may, in its discretion, terminate this Agreement and receive a prorated refund of any prepaid MRC paid for Colocation Services not rendered as of the termination date.

11.2 No Lease. Customer acknowledges and agrees that Customer has not been granted any real property interest in the Colocation Space or the Premises, and Customer has no rights as a tenant or otherwise under any real property or landlord/tenant laws or regulations. Customer shall not record any notice of this Agreement. Customer shall not permit any liens to be placed on the Premises or portion thereof and shall have any such liens immediately removed.

        11.3 Confidentiality. The parties acknowledge and agree (i) that this Agreement is the confidential information of each party: (ii) the technical aspects of Customer’s deployment in the Colocation Space is the confidential information of Customer and (iii) the design of the Premises and the manner by which Switch provides the Colocation Services and Carrier Services are the confidential information of Switch (collectively, “Confidential Information”). Confidential Information may only be used by the recipient in connection with its performance under this Agreement. Confidential Information may not be disclosed except to those employees or contractors of the recipient with a need to know and who agree to hold the information in confidence. If the recipient is legally compelled to disclose Confidential Information, the recipient shall provide the discloser with notice of such requirement prior to disclosure (if permissible) so that the discloser may seek any appropriate remedy. Confidential Information excludes information that: (i) is or becomes generally available to the public through no wrongful act of the recipient; (ii) is received from a third party with the right to supply it; or (iii) is independently developed by the recipient. Upon written request, the recipient will return the Confidential Information to the discloser and shall not retain any copies of such Confidential Information. The parties acknowledge and agree that Switch does not require access to any Confidential Information (including end customer information) which may be located on the Customer Equipment. Switch covenants not to attempt to access any information on the Customer Equipment without the prior written consent of Customer and Customer covenants not to provide Switch with access to Such information without the prior written consent of Switch. In the event Switch receives access to any customer Confidential Information, regardless of the manner, then it shall be subject to the provisions of this Section.

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11.4 Assignment. Neither party may assign this Agreement without the prior written consent of the other party, except as part of a merger, acquisition or financing. Any attempted assignment in violation of this Section will be null and void. This Agreement will bind and inure to the benefit of each party’s permitted successors and assigns. Successors and assigns shall assume the assignor’s obligations hereunder in writing satisfactory to the non-assigning party.

11.5 Notices. Any notice or communication given hereunder may be delivered personally, by electronic mail (other than notices of breach or termination), deposited with an overnight courier or mailed by registered mail, return receipt requested, postage prepaid, to the address of the receiving party indicated on the Service Order, or at such other address as either party may provide to the other. Notices will be deemed delivered upon receipt.

11.6 No Waiver. No term or provision of this Agreement shall be deemed waived and no breach or default shall be deemed excused unless such waiver or consent is in writing and signed by the parties. A consent to waiver of or excuse for a breach or default by either party, whether express or implied shall not constitute a consent to, waiver of, or excuse for any different or subsequent breach or default.

11.7 Relationship of Parties. Switch and, Customer are independent contractors and this Agreement does not establish any relationship of partnership, joint venture, employment, franchise or agency between Switch and Customer. Neither Switch nor Customer will have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent.

11.8 Choice of Law. This Agreement shall be construed in accordance with and all disputes hereunder shall be governed by the laws ante State of New York, excluding its conflict of law rules save only for any state specific regulatory issues.

11.9 Entire Agreement. This Agreement together with the Service Orders represents the complete agreement of the parties with respect to the subject matter herein, and supersedes any other agreement or understanding, written or oral. This Agreement may be modified only through a written instrument signed by both parties. There are no third party beneficiaries to this Agreement. Except as expressly stated herein, all rights and remedies herein are cumulative and without prejudice to each other or any other remedies available in law or equity.

11.10 Severability. In the event any provision of’ this Agreement is held by a court or other tribunal of competent jurisdiction to be unenforceable, that provision will be reformed and enforced to the maximum extent permissible under applicable law, and the other provisions of this Agreement will remain in full force and effect.

11.11 Warranties. Both parties represent and warrant that they have full corporate power and authority to execute and deliver this Agreement and to perform their obligations under this Agreement and the person whose signature appears on the Service Order is authorized to enter into this Agreement on behalf of the respective party. The Colocation Space itself is provided on an “AS-IS” basis. EXCEPT AS SET FORTH IN THIS SECTION AND THE SLA, SWITCH SPECIFICALLY DISCLAIMS ANY AND ALL EXPRESS. IMPLIED OR STATUTORY WARRANTIES WITH RESPECT TO THE SERVICES AND THE PREMISES, INCLUDING THE IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, OF MERCHANTABILITY AND AGAINST’ INFRINGEMENT. SWITCH EXERCISES NO CONTROL WI IATSOEVER OVER THE CONTENT OF THE INFORMATION PASSING THROUGH THE SWITCH NETWORK OR OVER THE INTERNET. USE OF ANY INFORMATION OBTAINED OVER THE SWITCH NETWORK OR THE IN’T’ERNET IS AT CUSTOMER’S OWN RISK.

11.12 Headings/Interpretation. Headings in this Agreement are for reference purposes only and in no way define, limit, or describe the scope or extent of a Section or in any way affect this Agreement. The word “including” shall be read as “including without limitation.” No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any court or other authority by reason of such party having or being deemed to have drafted such provision.

11.13 Survival. The provisions of Sections 1.1, 3.3, 5.6, 2.8, 8, 9, 10 and 9 shall survive the expiration or termination of this Agreement for any reason, along with all indemnity obligations hereunder.

11.14 Confirmation. Periodically, an entity with whom Switch has a financial relationship (such as a lender) may request confirmation from Customer that this Agreement is in existence, that it is then in force, that Switch is not in breach of this Agreement and similar information (a “Confirmation”). Customer will use commercially reasonable efforts to review and respond to any such requests that are reasonably requested by Switch.

11.15 Counterparts. This Agreement may be executed in counterparts with the same force and effect as if each party had executed the same instrument, provided that no party shall be hound until both parties have executed and delivered a counterpart of this Agreement to the other.

WHEREFORE, intending to be bound, the parties have executed this Colocation Facilities Agreement through their authorized representative as of the dates set Forth below.

SWITCH COMMUNICATIONS GROUP L.L.C		BOX.NET, INC

By:	/s/ Lesley Dick	By:	/s/ Jeffrey Queisser

Name:	Lesley Dick	Name:	Jeffrey Queisser

Title:	SVP Facility Services	Title:	VP Technical Operations

Date:	12/20/11	Date:	11/29/2011

Address:		Address:

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Exhibit “A”

SERVICE LEVEL AGREEMENT

This Service Level Agreement is a part of the Agreement between Customer and Switch.

1.	Service Credits

Switch is pleased to offer Customer the following service levels regarding the following items:

•	Network Availability

•	Network Latency

•	Packet Delivery

•	Power Delivery

If Switch fails to meet any of these service levels, Switch will provide Customer with a Service Credit. A “Service Credit” is equal to the result of dividing (i) the MRC paid by Customer for the effected service during the calendar month in which the Service Credit was earned by (ii) 30 (the average number of days in a calendar month). Service Credits may be provided as whole units or as fractional units (e.g. Customer could be entitled to “2.5” Service Credits in a given month). “Network Access Fees” are the fees charged to Customer for access to and use of the Switch Network. “Switch Network” means the telecommunications/data communications network and network components owned, operated and controlled by Switch within the Premises. The Switch Network does not include any Customer Equipment or any networks or network equipment not operated and controlled by Switch.

2.	Switch Network Availability

Switch provides 99.99% availability of the Switch Network in any calendar month, as calculated from the ingress to and egress from the Switch Network. For each cumulative hour or fraction thereof that Customer experiences Switch Network unavailability, Customer may request Service Credits. A Network Service Credit will be given only for those outages that were reported to Switch at the time of the outage. An outage is measured from the time it is reported to the time it is resolved.

3.	Switch Network Latency

The Switch Network carries packets with an average Network Latency per month of less than 75 milliseconds. Switch monitors aggregate latency within the Switch Network by monitoring round trip times between a sample of backbone hubs on an ongoing basis. “Network Latency” (or “round trip time”) is defined as the average time taken for an IP packet to make a round trip between specified backbone hubs on the Switch Network.

After Customer notifies Switch of average Network Latency in excess of 75 milliseconds per month, Switch will use commercially reasonable efforts to determine the source of such excess Network Latency and to correct such problem to the extent that the source of the problem is on the Switch Network. If Switch fails to remedy such Network Latency on the Switch Network within 24 hours of being notified of any excess Network Latency and the average Network Latency for the preceding month has exceeded 75 milliseconds, Switch will issue Service Credits to Customer’s account for each hour or fraction thereof from time of notification by Customer until the Network Latency is less than 75 milliseconds.

4.	Switch Network Packet Delivery

The Switch Network has an average monthly Packet loss of 0.1% (or successful delivery of 99.9% of packets). Switch monitors aggregate packet loss within the Switch Network on an ongoing basis and compiles the collected data into a monthly average Packet Loss measurement for the Switch Network. “Packet loss” is defined as the percentage of packets that are dropped within the Switch Network.

After being notified by Customer of Packet Loss in excess of 0.1% in a given calendar month (“Excess Packet Loss”), Switch will use commercially reasonable efforts to determine the source of such Excess Packet Loss and to correct such problem to the extent that the source of the problem is on the Switch Network. If Switch fails to remedy such Excess Packet Loss within 24 hours of being notified of any Excess Packet Loss on the Switch Network and average Packet Loss for the preceding month exceeds 0.1%, Switch will issue Service Credits to Customer’s account for the period commencing at the time of receipt notification from Customer until the Packet Loss is less than 0.1%.

5.	Power Service Availability

Switch is committed to providing 100% power availability if, and only if, Customer elects to deploy dual feed (A&B) power. Switch strongly recommends dual power and monitor-ready ATS and PDU’s be correctly deployed in every rack and cabinet to ensure 100% uptime.

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COLOCATION FACILITIES AGREEMENT

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Customer UPS’s are not allowed to be used down-line from the Switch mission critical power system. Switch Operations must approve all power distribution systems deployed within the Customer’s Colocation Space. All equipment must first be tested on house power prior to plugging into the Switch UPS receptacles. For each hour or fraction thereof (greater than one minute) that Customer experiences both A&B power unavailability, Customer may request Service Credits for the cabinets experiencing the power loss from Switch.

A Power Service Credit will be given only for those interruptions that were reported to Switch at the time of the interruption. If Customer only has single-sided power, Customer will not receive Power Service Credits. Customer must perform fail-over testing procedures at least twice each year to ensure all Customer Equipment will function properly in the unlikely event or a single sided power interruption. This is for the Customer’s protection. Failure to perform this testing could result in forfeiture of Power Service Credits.

6.	Environmental Guarantee.

Switch guarantees availability of HVAC capacity to maintain temperatures, as measured by Switch, in the area around the Colocation Space between 64 and 78 degrees Fahrenheit in the cold aisles, and relative humidity between 30% and 70%, excluding events caused by Customer. Customer may request a Colocation Space Service Credit for each 15 minutes in which these environmental thresholds are exceeded.

7.	Measured Bandwidth Service Billing Methodology.

The concept behind offering a usage based Internet product is simple: charge the customer for what they actually use. This product is ideal for those customers who either experience substantial swings in monthly usage or are anticipating growth. When traffic patterns will be unpredictable, the customer can have the security of having enough bandwidth to handle heavy use months, but also retain the flexibility to pay less when traffic declines.

Customer’s monthly burstable usage is determined by calculating the 95th percentile of data usage that is used over and above Customer’s contracted floor amount. As is with most data, Internet traffic has peak times throughout the day. Actually, it has peak times within any measurement interval whether it be a day, an hour, or five minutes. Billing on the 95th percentile eliminates the top five percent (5%) of measurement peaks, and bills on the Mb level at the remaining highest measurement. The purpose for billing at the 95th percentile versus actual peak utilization is to eliminate any abnormal peaks throughout the month.

Within the router, a counter that keeps track of all bytes passed through each interface, a PERL script using SNMP will poll each applicable Customer interface every five minutes. At every five minute pass, the code will read the counter and compare the result against the previous reading. The difference between the two will be converted from byte counts to a data rate, polling this data every five minutes results in 8640 data records per month. These records are then sorted from high to low usage and the top 5% are discarded. The remaining data rate is then used to determine the billing level for the month. For example, out of 100 data points the top ten are;

100 34.2 Mb	97 34.08 Mb	94 33.91 Mb	91 33.66 Mb
99 34.18 Mb	96 34.02 Mb	93 33.84 Mb
98 34.11 Mb	95 33.98 Mb	92 33.70 Mb

Eliminating the top 5% leaves the data rate of 33.98Mb. This is the rate at which Switch will bill Customer for the month.

8.	Conditions.

This SLA and Section 5.3 provides Customer’s sole and exclusive remedies for any service interruptions, deficiencies, or failures of any kind. The parties agree that the Service Credits constitute liquidated damages. No Service Credits shall be issued for Exempted Occurrences. “Exempted Occurrence” means any occurrence which adversely impacts a service that is caused by: (i) any permissible suspension of service pursuant to the Agreement; (ii) scheduled or emergency maintenance, alteration or implementation; (iii) Force Majeure events; (iv) the unavailability of necessary Customer Representatives, including as a result of failure to provide Switch with accurate, current contact information; (v) the acts or omissions of Customer or any Customer Representative; or (vi) failure or malfunction of equipment, applications or systems not owned or controlled by Switch. All performance measurements for the determination of Service Credits are based upon Switch’s records.

The parties acknowledge and agree that Switch manages traffic on the Switch Network on the basis of utilization of the Switch Network by its customers and that changes in such utilization impact Switch’s ability to manage network traffic. Therefore, notwithstanding any provision to the contrary herein or the Agreement, if Customer significantly changes its utilization of the Switch Network and such change creates a material and adverse effect on the traffic balance of the Switch Network, Switch may either modify the Service Credits which may have otherwise accrued or modify Switch’s provision of the affected services.

Customer must request any credit due hereunder within 60 days after the date on which the credit accrues. Customer waives any right to credits not requested within this 60 clay period. Customer will not be eligible to accrue any otherwise applicable Service Credits while Customer is: (i) past due

Switch Confidential Document: Intended for Designated Customer Only

SERVICE LEVEL AGREEMENT

COLOCATION FACILITIES AGREEMENT

A-2	Customer Initials JQ

on MRC or other amounts owed under the Agreement; or (ii) Customer is in violation of an AUP. In no event shall Service Credits exceed 50% of the MRC for the affected service(s) during the calendar month in which the Service Credits are earned.

Switch Confidential Document: Intended for Designated Customer Only

SERVICE LEVEL AGREEMENT

COLOCATION FACILITIES AGREEMENT

A-3	Customer Initials JQ

Exhibit “B”

T-SCIFTM DESCRIPTION_

All computerized equipment generates heat. The Switch t-scif TM is designed to protect all of the customers in the facility from heat outputs. All equipment placed into the t-scif must vent the heat directly into the enclosed center aisle, where it is then contained and prevented from mixing back into the cold room.

Switch Confidential Document: Intended for Designated Customer Only

T-SCIF DESCRIPTION

COLOCATION FACILITIES AGREEMENT

B-1	Customer Initials JQ